Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: November 18, 2004

CONTACT:	Donald W. Jewell	Patrick W. Hurley
	Interim Chief Executive Officer	Chief Financial Officer
	(303) 320-8800	(303) 320-8800

SPORT-HALEY, INC. REPORTS FIRST QUARTER UNAUDITED RESULTS

Denver, Colorado - November 18, 2004 - Sport-Haley, Inc. (NASDAQ NMS: SPOR) (the “Company”) today announced its results of operations for the first fiscal quarter of its 2005 year. The Company reported a loss of $1,276,000 for its first fiscal quarter ended September 30, 2004, or ($0.52) per share, as compared with a loss of $161,000, or ($0.07) per share, in the first quarter of the previous fiscal year.

Net sales increased approximately 29%, or $1,258,000, to $5,570,000 in the fiscal quarter ended September 30, 2004 from $4,312,000 in the same period in the prior fiscal year. Gross profit increased approximately 8%, or $130,000, to $1,770,000 from $1,640,000, while selling, general and administrative expenses increased approximately 57%, or $1,112,000, from $1,945,000 in the comparable prior fiscal year period to $3,057,000 in the first fiscal quarter. The net loss of $1,276,000 reflected a difference of approximately $1,115,000, or 693%, from the prior fiscal year’s first quarter loss of $161,000.

Commenting on the results of operations, Donald W. Jewell, Interim Chief Executive Officer, stated, “We’re really pleased with the comparative increase in sales this quarter. Unfortunately, for a number of reasons, we were not able to push the increase in sales through to the bottom line. The results for the comparative quarters would have been similar except for two separate items. As we disclosed last quarter, subsequent to the death of our former chairman, Robert G. Tomlinson, pursuant to a settlement agreement, we paid his estate the lump sum amount of $650,000, which we recorded this quarter as a selling, general and administrative expense. The Company also set a goal in October this year to attempt to arrange for the disposal of a majority of our obsolete inventories by December 31, 2004. This goal caused us to accelerate our disposition plans and to revise our analysis regarding the valuation of obsolete inventories, and we recorded a write-down of finished goods inventories of $543,000 that is included in our cost of goods sold for this quarter.”

“We anticipate that our losses will continue at least into the next quarter,” continued Mr. Jewell. “In October, our Board of Directors relieved Kevin M. Tomlinson of his duties as our Chief Executive Officer and President. Under the terms of his employment agreement, Mr. Tomlinson is entitled to receive severance and other compensation, which we expect to record as selling, general and administrative expense in our second quarter. We estimate the severance and other compensation will be approximately $480,000 to $550,000.”

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Mr. Jewell continued, “My immediate goal is to return this company to profitability. Therefore, in the next couple of months, we plan to thoroughly analyze our operations, including our selling, general and administrative expenses, to determine how we can operate more efficiently.”

Sport-Haley, Inc. designs, purchases, contracts for the manufacture of, and markets quality men’s and women’s fashion golf apparel and outerwear under the HALEY® label and premium men’s apparel under the Ben Hogan® label. HALEY® fashion golf apparel, known for its innovative design, quality fabrics, generous fit and classic style is marketed in the premium and mid-priced markets through a network of independent sales representatives and distributors to golf professional shops, country clubs and resorts across the United States and internationally. HALEY® apparel is also marketed to corporate, college and other markets. Ben Hogan® apparel is marketed to elite golf professional shops, upscale resorts and exclusive department stores within the United States.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” and similar expressions, variations of these words or the negative of those words, and, any statement regarding possible or assumed future results of operations of the Company’s business, the markets for its products, anticipated expenditures, regulatory developments or competition, or other statements regarding matters that are not historical facts, are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions and financial trends including, without limitation, business conditions and growth in the fashion golf apparel market and the general economy, competitive factors, and price pressures in the high-end golf apparel market; general economic conditions resulting from threats or acts of war or terrorism; risks associated with an increasing percentage of sales relating to licensed apparel; inventory risks due to shifts in market demand and/or price erosion of purchased apparel, raw fabric and trim; cost controls; changes in product mix; loss or reduced manufacturing capacity of significant suppliers; loss or delay of shipments of finished goods from foreign suppliers; and, other risks or uncertainties detailed in Securities and Exchange Commission filings made by Sport-Haley, Inc. Such statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual plan of operations, business strategies, operating results and financial position of Sport-Haley, Inc. could differ materially from those expressed in, or implied by, such forward-looking statements.

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SPORT-HALEY, INC.

Unaudited Financial Information

	Three Months Ended September 30,
	2004	2003
Statements of Income Data:

Net sales	$5,570,000	$4,312,000

Loss from operations	(1,287,000)	(305,000)

Net loss	(1,276,000)	(161,000)

Basic earnings (loss) per common share	$(0.52)	$(0.07)

Basic average weighted shares outstanding	2,456,215	2,444,585

	September 30,
	2004	2003
Balance Sheets Data:

Working capital	$16,375,000	$18,868,000

Current assets	18,163,000	20,233,000

Total assets	19,214,000	21,662,000

Current liabilities	1,788,000	1,365,000

Long-term liabilities	—	—

Stockholders’ equity	17,426,000	20,297,000

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